UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 19, 2018
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RealPage, Inc.
(Exact name of registrant as specified in its charter)
____________________

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Lakeside Blvd. Richardson, Texas	75082
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (972) 820-3000

(Former name or former address, if changed since last report)

________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ⃞

Item 1.01      Entry into a Material Definitive Agreement.

On April 19, 2018, RealPage, Inc., a Delaware corporation (“RealPage”), entered into an Acquisition Agreement (the “Acquisition Agreement”), by and among RealPage, each of the holders (the “Sellers”) of outstanding membership units of NovelPay, LLC, a New York limited liability company (“NovelPay”), other than those owned by ClickPay Services, Inc., a Delaware Corporation (“ClickPay”), and NP Representative, LLC, a Delaware limited liability company (“NP Rep”), solely in its capacity as Sellers’ Representative, pursuant to which RealPage acquired substantially all of the issued and outstanding membership units of NovelPay not owned by ClickPay.  Pursuant to the Acquisition Agreement, certain holders retained a portion of their units representing approximately 12% of the membership units of NovelPay subject to put rights that may be exercised by the holders after September 1, 2018 and call rights that may be exercised by RealPage after October 1, 2018.  The exercise price of the put rights and call rights is the same as the per unit price of the units purchased at the closing.

On April 19, 2018, RealPage also entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among RealPage, RP Newco XXIII Inc., a wholly owned subsidiary of RealPage (“RP Newco XIII”), RP Newco XXIV Inc., a wholly owned subsidiary of RealPage (“RP Newco XIV”), ClickPay, and NP Rep, solely in its capacity as Sellers’ Representative, pursuant to which RP Newco XXIII was merged with and into ClickPay, with ClickPay as the temporary surviving corporation, which was immediately followed by ClickPay merging with and into RP Newco XXIV, with RP Newco XXIV surviving as a wholly owned subsidiary of RealPage. As a result of the Merger Agreement, RealPage acquired all of the outstanding stock of ClickPay. NovelPay and ClickPay generally conduct business under the name ‘ClickPay’.

The combined purchase price to be paid pursuant to the Acquisition Agreement and the Merger Agreement, assuming exercise of the put or call rights described above, is approximately $218.5 million, consisting of approximately $142.2 million in cash and $76.3 million in shares of RealPage common stock, subject to a working capital adjustment and a holdback of a portion of the purchase price to serve as security for the benefit of RealPage and its affiliates in respect of the indemnification and post-closing purchase price adjustments. Subject to any indemnification claims and post-closing purchase price adjustments, the holdback will be released to the Sellers on or shortly after the first and second anniversary dates of the closing.

The Acquisition Agreement and the Merger Agreement contain customary representations and warranties and covenants of RealPage, RP Newco XXIII, RP Newco XXIV, NovelPay, ClickPay and the Sellers. The representations, warranties and covenants contained in the Acquisition Agreement and Merger Agreement were made only for purposes of the Acquisition Agreement and Merger Agreement and as of the specified dates set forth therein, were solely for the benefit of the parties to the Acquisition Agreement and Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Acquisition Agreement and Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RealPage, RP Newco XXIII, RP Newco XXIV, NovelPay, ClickPay or the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Acquisition Agreement and Merger Agreement, which subsequent information may or may not be fully reflected in RealPage’s public disclosures.

The foregoing summary is qualified in its entirety by the full text of the Acquisition Agreement and the Merger Agreement, which RealPage will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.

Item 2.01           Completion of Acquisition or Disposition of Assets.

          See the disclosure under Item 1.01 above.

Item 7.01.      Regulation FD Disclosure.

On April 20, 2018, RealPage issued a press release announcing the transaction described in Item 1.01 and Item 2.01 above. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated April 20, 2018

Exhibit 99.1 attached hereto shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Stephen T. Winn Chief Executive Officer, President and Chairman

Date:  April 20, 2018

Exhibit Index

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated April 20, 2018